EXHIBIT 10(xxiii)

The Stanley Works

John Trani Chairman & CEO
1000 Stanley Drive	860-827-3990
New Britain, CT 06053
March 5, 2003

Mr. Joseph J. DeAngelo
175 Matsonford Road
Radnor, PA 19087

Dear Joe:

I am pleased to confirm our offer, subject to Board approval, for the position of Executive Vice President – The Tools Group, reporting to me. Employment will continue as long as mutually acceptable. The position will be based in New Britain, Connecticut.

Your base salary will be $425,000 per year, paid monthly. You will also participate in the Corporate Management Incentive Compensation Program with an incentive payout of $300,000 guaranteed for 2003, which is payable in February 2004. You will also receive four weeks of vacation per year.

On joining the Company, you will receive a grant of a 400,000 share stock option under the terms of the 2001 Long Term Incentive Plan. The option purchase price will be the price of the stock on the date of the Board of Directors Meeting following your start date. 50% of this option grant becomes exercisable 36 months following the grant date, and 50% becomes exercisable 60 months following the grant date. Starting in 2003, your stock options will be targeted at the 50,000 level annually. On joining the Company, you will also receive a grant equivalent to the value of the 56,250 RSUs you currently have, including dividend equivalent rights on these units. The current dividend payment rate per share is $1.02. The shares underlying these units will be issued to you per the attached schedule so long as you are still in Stanley's employ. In addition, your will participate in our three year Long-Term Performance Award Plan. Bonus values for you under this Plan will be $600,000 @ threshold; $720,000 @ target and $900,000 @ maximum. The specific performance metrics are currently pending Board approval.

As a senior Officer of The Stanley Works, you will participate in current and future executive benefit programs including our Financial Planning Service, Executive Life Insurance Program, Change of Control, Executive Car Program and the Executive Physical Program. Details of the executive benefit programs are attached.

In addition, the Company's Employee Stock Purchase Program (ESPP) allows you to purchase company stock up to 15% of your base pay annually (capped at $25,000), at 15% below the market price. The Company's 401k Plan will match 50% of employee contributions up to 7% of your pay. If you are terminated without cause for reasons other than for violations of company rules, misconduct or gross negligence, you will be eligible for separation pay equal to 12 months at your then current annual base salary. Eligibility to receive any separation benefits will be contingent upon signing a release and waiver agreement provided by the Company.

The Company will cover the Enhanced relocation costs associated with the sale of your current home and the purchase your new home in Connecticut. In addition, the Company will provide you temporary living accommodations until you are situated in your new home.

The commencement of employment is contingent upon our Medical Department determining that you are physically suited for the duties of the position. This includes a drug-screening test. Please contact Lisa Gonzalez at 860-827-3881 if you have any questions. Medical forms attached.

The Stanley Works Health Plans become effective on the first of the month following your date of employment. They will be explained to you in detail on your first day of employment. You can usually extend your existing medical coverage for a limited period of time to cover any lapse between the plans.

Joe, this is the key role in driving excellence throughout the Company. You will lead a major effort that will help make it happen. I am delighted that you are considering joining our team. If you have any questions, please give me a call at 860-827-3990 or Mark Mathieu at 860-827-3818.

Please indicate your acceptance by signing below.

Sincerely,

John Trani
Chairman & CEO

I,                                                                                      hereby accept the offer of employment as presented above on this              day of                              2002. I expect my first day of employment to be       /      /      .

Signature:

cc:	Carol L'Heureux, Executive Compensation & Relocation Mark Mathieu, Vice President, Human Resources

Enclosures:
2001 Long Term Incentive Plan
Deferred Compensation Plan (December 19, 1995)
Executive Life Insurance Program
Financial Planning Service
Executive Physical Program
Employee Benefits Booklet
FTC Consent Order
Quest Program
Executive Auto Program
Change of Control
Relocation (Enhanced)
Account Value Plan

Stanley Restricted Stock

Issue Date	# GE Shares
7/03	6,250
4/04	16,250
6/05	7,500
7/06	3,750
7/07	6,250
7/08	16,250
Total	56,250